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                                                                EXHIBIT 1

                      THIRD AMENDMENT TO CREDIT AGREEMENT

     THIRD AMENDMENT, dated as of December 15, 1998, among WEST COAST ENTERTAINMENT CORPORATION (the "Company"), certain direct and indirect subsidiaries thereof which are signatory hereto (together with the Company, individually, a "Borrower"; collectively, the "Borrowers"), the several banks and other financial institutions parties to the Existing Credit Agreement (as hereinafter defined) (individually, a "Bank"; collectively, the "Banks") and PNC BANK, NATIONAL ASSOCIATION, as agent (in such capacity, the "Agent").

                                  WITNESSETH:

     WHEREAS, the Borrowers, the Banks and the Agent are parties to a Credit Agreement, dated as of December 15, 1997 (as heretofore amended, supplemented or otherwise modified, the "Existing Credit Agreement");

     WHEREAS, Borrowers have informed the Banks that certain Defaults and Events of Default exist and are continuing under the Existing Credit Agreement which Defaults and Events of Default are set forth below;

     WHEREAS, the Borrowers have requested the Banks to (i) make available to the Borrowers additional loans and credit commitments to enable the Borrowers to pay certain expenses and for general working capital which loans and commitments, when added to the Loans to the Company currently outstanding under the Existing Credit Agreement, would exceed the Total Commitments under the Agreement, (ii) waive the existing Defaults and Events of Default, and (iii) make certain other amendments to the Existing Credit Agreement; and

     WHEREAS, the Banks have agreed to certain of the Borrowers' requests pursuant to the terms and subject to the conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   SECTION I
                                ACKNOWLEDGMENTS

     1.1 Terms Defined in the Existing Credit Agreement. Unless otherwise amended or defined herein, the capitalized terms used in this Third Amendment shall have the same definitions as are contained in the Existing Credit Agreement.

     1.2 Acknowledgment of Events of Default; Enforceability of Credit Agreement; Waiver of Defenses. The Borrowers acknowledge that: (i) certain Defaults and Events of Default have occurred and/or currently exist under the Existing Credit Agreement, which Defaults or

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Events of Default are described on Schedule I attached hereto (the "Existing
Defaults"), (ii) as a result of the Existing Defaults and but for the waiver of the Existing Defaults as set forth in this Third Amendment, the Agent, on behalf of the Banks, without the need for further notice or declaration to the Borrowers or any other entity, would be entitled to exercise its rights and remedies under the Existing Credit Agreement and the other Loan Documents;
(iii) the Existing Credit Agreement and the other Loan Documents are enforceable against the Borrowers in every respect, and all of the terms and conditions thereof, as amended by this Third Amendment, are binding upon the Borrowers; (iv) the Loans and other indebtedness owing to the Banks under the Existing Credit Agreement and the other Loan Documents are absolutely and unconditionally owing without defense, offset or counterclaim, and (v) no defenses, set-offs or counterclaims exist with respect to the enforcement by the Agent or the Banks of their respective rights under the Existing Credit Agreement and the Loan Documents.

     1.3 Acknowledgment of Indebtedness. The Borrowers acknowledge that as of the date hereof, the Borrowers are indebted to the Banks in the principal amount of $65,000,000, together with unpaid, accrued interest through the date of this Third Amendment and together with the Agent's and the Banks' costs of collection of the aforesaid amount which costs of collection include, without limitation, the Agent's and the Banks' attorneys' and consultant fees incurred in connection with the preparation, negotiation, execution and recordation of this Third Amendment and the various other documents executed in connection with this Third Amendment and the verification of information provided to the Banks by the Borrowers prior to the execution of this Third Amendment.

     1.4 Acknowledgment of Liens and Priority/Grant of Security Interest. The Borrowers acknowledge that the Agent holds, for the benefit of the Banks, perfected security interests in and liens upon the Collateral pursuant to the Security Documents, which security interests and liens are of the first priority and which security interests and liens secure the Borrowers' obligations to the Banks under the Loan Documents, as amended hereby. The Borrowers further acknowledge the prior execution and delivery to the Agent for the benefit of the Banks of the Security Documents and that, notwithstanding the execution and delivery of this Third Amendment, the Security Documents remain in full force and effect and the rights and remedies of the Agent and the Banks thereunder, the obligations of the Borrowers thereunder, and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Except as specifically set forth in this Third Amendment, nothing contained herein shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Security Documents as to the indebtedness which would be secured thereby prior to giving effect to this Third Amendment. Without limiting the foregoing, the Borrowers, the Agent and each of the Banks acknowledge and agree that all of the indebtedness, obligations and liabilities to the Agent and the Banks pursuant to the Existing Credit Agreement as amended hereby, including, without limitation, the indebtedness and obligations of the Borrowers to the Overadvance Banks (hereinafter defined) with respect to the Overadvance Loans (hereinafter defined) and the fees and costs associated therewith, shall constitute indebtedness secured by each of the Security Documents and shall be secured by, and entitled to all of the benefits of, the liens and security interests created and


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provided for under each of the Security Documents. In furtherance of the foregoing, the Borrowers hereby grant to the Agent for the benefit of the Banks and the Borrowers hereby acknowledge the previous grant to the Agent for the benefit of the Banks and agree that the Agent for the benefit of the Banks shall continue to hold a continuing security interest in all of the Borrowers' property, both real and personal, presently existing or hereinafter created, tangible and intangible, including without limitation, all of the Borrowers' accounts, accounts receivable, inventory, equipment, furniture, general intangibles, contracts, contract rights, leases, chattel paper and all accessions and additions thereto, together with all products, rents, offspring, profits and proceeds of each of the foregoing, and all proceeds from the collection of any of the foregoing (which proceeds are further acknowledged to include all rents, rental payments, charges, fees and/or all other consideration whenever and in whatever form received by Borrowers or any of them for the lease or rental of rental video cassettes, rental digital video discs and rental game inventory in the ordinary course of Borrowers' business) and in all other property described or referred to in the granting clauses of the Security Documents as same have been or may hereafter or herewith be amended, each and all of which granting clauses are hereby incorporated by reference herein in their entirety. The foregoing grant shall be in addition to and supplemental of and not in substitution for the grant by the Borrowers under the Security Documents, and except as specifically set forth in this Third Amendment, shall not affect or impair the lien or priority of the Security Documents in the Collateral subject thereto or the indebtedness secured thereby.

                                   SECTION II
                          WAIVER OF EXISTING DEFAULTS

     2.1 Waiver of Existing Defaults. On and as of the Third Amendment Effective Date (hereinafter defined), the Agent and the Banks waive the Existing Defaults.

     2.2 Limitations. Except as specifically set forth in Section 2.1 above, nothing contained in this Third Amendment nor any communication between the Agent and/or the Banks and any Borrower or any officer, agent, employee, or representative of any Borrower shall be deemed to constitute a waiver of (i) any Defaults or Events of Default existing under the Existing Credit Agreement other than the Existing Defaults; (ii) the ongoing obligation of the Borrowers to comply with the Existing Credit Agreement, as amended hereby; or (iii) any rights or remedies which the Agent and/or the Banks have against the Borrowers under the Agreement, the Loan Documents and/or applicable law, other than rights and remedies which directly result from the occurrence and existence of the Existing Defaults. The Agent and the Banks hereby reserve and preserve all of their rights and remedies against the Borrowers under the Agreement, the Loan Documents and under applicable law, other than the right to declare an Event or Default or exercise remedies based upon the occurrence and existence of the Existing Defaults, including, without limitation, the right to declare a Default or Event of Default and exercise remedies should an Event of Default presently exist which has not been disclosed to the Agent and the Banks by the Borrowers and which is not part of the defined "Existing Defaults" or should an Event of Default occur after the date of this Third Amendment.

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                                  SECTION III
                  AMENDMENTS TO SECTION 1. OF EXISTING CREDIT
                             AGREEMENT/DEFINITIONS

     3.1 Amendments to Defined Terms. (a) The definitions of the following terms contained in Section 1.1 of the Existing Credit Agreement shall be amended and restated as follows as of the date of this Third Amendment:

          "Applicable Margin": shall mean (i) 2.0% with respect to Base Rate Tranche A Loans and Base Rate Tranche B Loans, (ii) 2.5% with respect to Tranche A Overadvance Loans, and (iii) 3.5% with respect to Tranche B Overadvance Loans.

          "Base Rate": shall mean for any day, a rate per annum equal to the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate shall be effective on the effective date of such change in the Prime Rate.

          "Commitments": shall mean collectively the Tranche A Commitments, the Tranche B Commitments and the Overadvance Commitments.

          "Letters of Credit": shall have the meaning set forth in Section 2.20(f) of the Agreement.

          "L/C Participant": shall mean, in respect of each Letter of Credit, each Overadvance Bank (other than the Issuing Bank in respect of such Letter of Credit) in its capacity as the holder of a participating interest in such Letter of Credit.

          "Loans": shall mean collectively the Tranche A Loans, Tranche B Loans and the Overadvance Loans.

          "Notes": shall mean collectively the Tranche A Notes, the Tranche B Notes and the Overadvance Notes.

          "Termination Date": shall mean the earlier of (a) February 14, 2000, or (b) the date the Commitments are terminated as provided herein.

     (b) The definition of the term "Permitted Liens" is amended as follows: in subsection (h) of that definition the dollar amount "$2,000,000" is deleted and the dollar amount of "$3,500,000" is inserted in its place.

     3.2 Additions to Defined Terms. Subsection 1.1 of the Existing Credit Agreement shall be supplemented and amended by inserting the following defined terms and definitions therein in their correct alphabetical order:

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     "Available Overadvance Commitments": shall mean, at any particular time, an amount equal to the excess, if any, of the (a) Overadvance Commitments at such time over (b) the sum of the aggregate unpaid principal amount of the Overadvance Loans outstanding at such time which shall include, without limitation, amounts available to be drawn but not yet drawn under Letters of Credit.

     "Bank Debt": shall mean the unpaid principal amount of and interest on the Notes and all other obligations and liabilities of the Borrowers to the Agent or any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Agreement, the Notes, the Letters of Credit, the other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

     "Budget": shall mean the budget and Cash Flow forecast for the Budgeted Period prepared and proposed by the Borrowers and updated and provided to the Banks biweekly during the period commencing on the Third Amendment Effective Date through the Termination Date and approved as to form and content by the Required Overadvance Banks, in their reasonable discretion, for so long as the Overadvance Commitments exist or any Overadvance Loans are outstanding and thereafter by the Required Banks, in their reasonable discretion.

     "Budgeted Expenses": shall refer to line items contained on the Budget indicating categories of expenditures anticipated to be made by the Borrowers during the Budgeted Period.

     "Budgeted Period": shall mean the period of time covered by a Budget. Each Budgeted Period shall be thirteen weeks. The initial Budgeted Period shall commence on December 14, 1998 and shall end March 15, 1999.

     "Existing Commitment Percentage": shall mean, as to any Bank, at any time, the percentage which such Bank's Tranche A Commitment and Tranche B Commitment then constitutes of the total Tranche A Commitments and Tranche B Commitments of all Banks at such time (or at any time after the Tranche A Commitments and the Tranche B Commitments shall have expired or terminated, the percentage which the amount of such Bank's Existing Exposure constitutes of the Existing Exposure of all Banks at such time).

     "Existing Exposure": shall mean as to any Bank, at any time, an amount equal to the sum of the aggregate principal amount of Tranche A Loans and Tranche B Loans made by such Bank then outstanding.

     "Overadvance Banks": shall mean those Banks making Overadvance Loans in accordance with their Overadvance Commitments hereunder.

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     "Overadvance Commitments": shall mean, as to any Bank, the Tranche A
Overadvance Commitment and the Tranche B Overadvance Commitment of such Bank as set forth on Schedule II attached to the Third Amendment.

     "Overadvance Commitment Percentage" as to any Overadvance Bank at any time, the percentage which such Overadvance Bank's Overadvance Commitment then constitutes of the Total Overadvance Commitments at such time (or, at any time after the Total Overadvance Commitments shall have expired or terminated, the percentage which the amount of such Overadvance Bank's Overadvance Exposure constitutes of the total Overadvance Exposure of all of the Overadvance Banks at such time).

     "Overadvance Commitment Period": shall mean the period from and including the Third Amendment Effective Date to, but not including, the Termination Date.

     "Overadvance Exposure": as to any Overadvance Bank, at any time, the sum of such Bank's Tranche A Overadvance Exposure and Tranche B Overadvance Exposure.

     "Overadvance Loans": shall mean collectively the Tranche A Overadvance Loans and Tranche B Overadvance Loans.

     "Overadvance Notes": shall mean collectively the Tranche A Overadvance Notes and Tranche B Overadvance Notes.

     "Required Overadvance Banks": at any time, Overadvance Banks the Overadvance Commitment Percentages of which at such time aggregate at least 66-2/3%.

     "Third Amendment": shall mean the Third Amendment to the Agreement dated as of December 15, 1998 among the Borrowers, the Banks and the Agent.

     "Third Amendment Effective Date": shall mean the date on which all the conditions set forth in Section XI of the Third Amendment have been duly satisfied in the sole and absolute discretion of the Agent and the Banks as evidenced by their execution of the Third Amendment.

     "Total Overadvance Commitments": shall mean $5,000,000 which is the aggregate amount of the Overadvance Banks' Overadvance Commitments.

     "Tranche A Overadvance Commitment": shall mean, as to any Overadvance Bank, the obligation of such Bank to make Tranche A Overadvance Loans and to acquire participating interests in Letters of Credit hereunder in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule II hereto under the Caption "Tranche A Overadvance Commitments," as such amount may be changed from time to time in accordance with the provisions of the Agreement and/or any applicable Assignment and Acceptance.

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     "Tranche B Overadvance Commitment": shall mean, as to any Overadvance Bank, the obligation of such Bank to make Tranche B Overadvance Loans in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule II hereto under the Caption "Tranche B Overadvance Commitment," as such amount may be changed from time to time in accordance with the provisions of the Agreement and/or any applicable Assignment and Acceptance.

     "Tranche A Overadvance Loan": shall have the meaning ascribed thereto in
Section 2.20(a) of the Agreement.

     "Tranche B Overadvance Loan": shall have the meaning ascribed thereto in
Section 2.20(b) of the Agreement.

     "Tranche A Overadvance Exposure": shall mean, as to any Overadvance Bank at any time, an amount equal to the sum of (a) the aggregate principal amounts of Tranche A Overadvance Loans made by such bank then outstanding and (b) such Overadvance Bank's share of the L/C Obligations then outstanding.

     "Tranche A Overadvance Notes": shall have the meaning ascribed thereto in
Section 2.20(d) of the Agreement.

     "Tranche B Overadvance Exposure": shall mean as to any Overadvance Bank at any time the aggregate principal amounts of Tranche B Overadvance Loans made by such Bank then outstanding.

     "Tranche B Overadvance Notes": shall have the meaning ascribed thereto in
Section 2.20(e) of the Agreement.

                                   SECTION IV
        AMENDMENTS TO SECTION 2. OF EXISTING CREDIT AGREEMENTS/LOANS AND
                             TERMS OF COMMITMENTS

     4.1 Amendments to Section 2.1 of the Existing Credit Agreement. Subsections 2.1(a) and (b) of the Existing Credit Agreement are hereby amended to provide that, from and after the Third Amendment Effective Date, the Tranche A Loans and the Tranche B Loans will no longer revolve and all principal repayments of the Tranche A loans and/or the Tranche B Loans made by the Borrowers following the Third Amendment Effective Date shall permanently reduce the principal balance outstanding thereunder and shall not be available for reborrowing. Except as set forth in Section 2.16(d), no payments made by the Borrowers to the Banks shall be applied by the Banks to reduce the principal amounts outstanding under the Tranche A Loans or Tranche B Loans until and unless the Overadvance Loans have been paid in full and there is no further Overadvance Commitment. Subsection 2.1(c) and (d) are hereby deleted from the Agreement.




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     4.2  Amendments to Section 2.2 of the Existing Credit Agreement. Section
2.2(a) of the Existing Credit Agreement shall be amended by inserting in the parenthesis immediately before the term "Tranche A Note" where it first appears the following words: "as it may be amended, modified or supplemented from time to time". Section 2.2(b) of the Existing Credit Agreement shall be amended by inserting in the parenthesis immediately before the term "Tranche B Note" where it first appears the following words: "as it may be amended, modified or supplemented from time to time".

     4.3 Amendments to Section 2.3 of the Existing Credit Agreement/Procedure for Loans. Section 2.3 of the Existing Credit Agreement and all references thereto are hereby deleted as there is no further ability by the Borrowers to borrow under the Tranche A Commitments or the Tranche B Commitments.

     4.4 Amendments to Section 2.4 of the Existing Credit Agreement/L/C Commitment. As of the Third Amendment Effective Date, Section 2.4 of the Existing Credit Agreement is deleted in that as of the Third Amendment Effective Date, the L/C Commitment under the Tranche A Commitment has expired and is no longer available.

     4.5  Amendment to Section 2.12 of the Existing Credit Agreement/Fees.
Section 2.12 of the Existing Credit Agreement is deleted in its entirety.

     4.6 Amendment to Section 2.13 of the Existing Credit Agreement/Interest Rates and Payment Dates.

     (a) Section 2.13(a) of the Existing Loan Agreement is amended and restated as follows:

     Until the Third Amendment Effective Date and subject to the provisions of subsection 2.14 hereof, each Base Rate Tranche A Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin applicable to Base Rate Tranche A Loans. Until the Third Amendment Effective Date and subject to the provisions of subsection 2.14, each Base Rate Tranche B Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may
be) at a rate per annum equal to the Base Rate plus the Applicable Margin applicable to Base Rate Tranche B Loans. Upon and following the Third Amendment Effective Date, each Base Rate Tranche A Loan and each Base Rate Tranche B Loan shall accrue interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate equal to the Default Rate (the "Interest Accrual Rate"). Notwithstanding the foregoing, upon and following the Third Amendment Effective Date until the earlier of (i) June 30, 1999 or (ii) payment of the Bank Debt in full, the Borrowers shall pay interest to the Agent, for the ratable benefit of the Banks, in arrears in accordance with the Tranche A Loans and Tranche B Loans then outstanding and, with respect to each Base Rate Tranche A Loan and each Base Rate Tranche B Loan, at the Base Rate plus the Applicable Margin applicable to such Loans

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


     (the "Interest Pay Rate"). Subject to the provisions of subsection (c) of this Section 2.13, the amount equal to the difference between the interest that accrued at the Interest Accrual Rate and the Interest Pay Rate (the "Interest Differential") between the Third Amendment Effective Date and the earlier of (i) June 30, 1999 or (ii) payment of the Bank Debt in full, shall be due and payable by the Borrowers to the Agent for the ratable benefit of the Banks of the earlier to occur of (i) July 1, 1999 or (ii) the date on which the Bank Debt is fully paid.

     (b) Subsection 2.13(b) of the Existing Credit Agreement is amended by adding to it the following language:

     "Notwithstanding the foregoing, upon and following the Third Amendment Effective Date, as to all Eurodollar Loans which are outstanding on the Third Amendment Effective Date, such Loans shall continue to bear interest at the rate in effect on the day immediately preceding the Third Amendment Effective Date and the Borrowers shall continue to pay such interest on the Interest Payment Date applicable to such Loans, provided, however, that
     (i) as and when the Interest Periods of any Eurodollar Loans outstanding on the Third Amendment Effective Date expire, such Eurodollar Loans shall cease to be Eurodollar Loans and shall be immediately converted to Base Rate Loans which shall accrue interest at the rate set forth in subsection
     (a) above, and the Borrowers shall have no further right under the Agreement to convert Base Rate Loans to Eurodollar Loans or to continue Eurodollar Loans when they expire.

     (c) Subsection (c) of Section 2.13(c) is amended by adding the following language to the end of that section:

     "Notwithstanding the foregoing, upon and following the Third Amendment Effective Date through the earliest of (i) an Event of Default, (ii) June 30, 1999 or (iii) the date on which the Bank Debt is repaid in full and no further Commitments exist, the Borrowers shall pay on the Interest Payment Date (x) with respect to each Base Rate Tranche A Loan and each Base Rate Tranche B Loan, interest at the Interest Pay Rate and (y) with respect to any Eurodollar Loan that still exists as of that date, interest at the rate applicable to such Eurodollar Loan on the day immediately preceding the Third Amendment Effective Date. If there exist any Bank Debt outstanding after June 30, 1999, then the Borrowers shall be obligated to pay to the Banks on July 1, 1999 the Interest Differential that has accrued through June 30, 1999. If all Bank Debt has been repaid on or prior to June 30, 1999, then the Borrowers shall be relieved of the obligation to pay the Interest Differential. If there is Bank Debt outstanding after June 30, 1999, interest on the Tranche A Loans and Tranche B Loans shall accrue and be payable at the Interest Accrual Rate on each Interest Payment Date."

     4.7 Amendment to Section 2.14 of the Existing Credit Agreement/Default Interest. Subsections 2.14(a) and 2.14(b) of the Existing Credit Agreement are hereby amended to provide a single default rate of interest applicable to all Loans following the occurrence of any Default or Event of Default under the Loan Documents, as amended by the Third Amendment. Such default rate of interest (the "Default Rate") shall be an annual rate of interest and (i) with respect to Base Rate Loans and Overadvance Loans, shall equal the Base Rate plus the Applicable Margin plus 3% and (ii) with respect to Eurodollar Loans, shall equal the Eurodollar Rate plus the Applicable Margin in effect on the day immediately preceding the Third Amendment Effective Date plus 3%. Except as expressly provided in Section 2.13 of the Agreement, as amended hereby, interest accruing at the Default Rate shall be due and payable on demand.

     4.8 Amendments to Section 2.16/Termination, Reduction, Extension and Increase of Commitments. Section 2.16 is amended as follows:

         (a) Subsection 2.16(b) is amended to provide that the Commitments may be permanently reduced by the Borrowers at any time in any increments. Except as set forth in subsection (d) of this Section, all payments received from the Borrowers on and following the Third Amendment Effective Date shall first be used to pay interest and fees then due and owing to the Agent or the Banks, as the case may be, and thereafter to repay the Overadvance Loans and thereafter, to permanently repay the Tranche B Loans then outstanding and thereafter to permanently repay the Tranche A Loans then outstanding. All payments against Tranche B Loans or Tranche A Loans shall be applied by the Agent to first repay Base Rate Loans, with the excess, if any, applied to repay any remaining Eurodollar Loans in the order of next maturing Interest Periods. Each reduction in the Commitments hereunder shall be made ratably among the Banks in accordance with amounts outstanding under their respective Tranche A Loans, Tranche B Loans and Overadvance Loans, as appropriate.

         (b) Subsection 2.16(d) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

         "The Tranche B Commitments, or if no Tranche B Commitments then exist, the Tranche A Commitments shall be automatically and permanently reduced by the amounts and on the dates set forth below:

         Commitment Reduction Date           Amount of Reduction
         -------------------------           -------------------
              August 1, 1999                      $3,000,000
              November 1, 1999                    $2,500,000
              February 1, 2000                    $2,500,000
              February 15, 2000                   Remaining Amount"

         (c) Subsection 2.16(e) is hereby deleted from the Existing Credit Agreement in its entirety. In addition, the Tranche A Commitments and Tranche B Commitments are no longer subject to extension or increase and Subsections 2.16(f) and 2.16(g) are hereby deleted from the Existing Credit Agreement in their entirety and are of no further force and effect.

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
     4.9 Amendment to Section 2.17 of the Existing Credit Agreement/Optional Prepayments of Loans. Section 2.17 of the Existing Credit Agreement is deleted in its entirety.

     4.10 Amendment to Section 2.18 of the Existing Credit Agreement/Mandatory Prepayments.

     Section 2.18 of the Existing Credit Agreement is amended and restated in its entirety as follows:

     "Promptly upon receipt by the Company or any of its Subsidiaries of any Net Proceeds from an Asset Sale, the Borrowers shall pay to the Agent 100% of such Net Proceeds which Net Proceeds shall be applied to the outstandings under the Loans in the following order: first to interest (other than the Interest Differential) and fees then due and owing under the Agreement, second to amounts outstanding under the Overadvance Loans, third to the Interest Differential, if any is then payable, fourth to amounts outstanding under the Tranche B Loans and fifth to amounts outstanding under the Tranche A Loans."

     4.11 Renumbering of Sections 2.19 Through 2.25 of the Existing Credit Agreement.

     (a) Sections 2.19, 2.20, 2.21, 2.22, 2.23, 2.24 and 2.25 of the Existing
Credit Agreement are amended by renumbering such sections which sections shall now have the numbers set forth below:

         Section Number-Existing Credit Agreement      Section Number-Agreement
               2.19                                              2.22
               2.20                                              2.23
               2.21                                              2.24
               2.22                                              2.25
               2.23                                              2.26
               2.24                                              2.27
               2.25                                              2.28


Any references in the Existing Credit Agreement to the section numbers set forth in the left hand column above shall, after the Third Amendment Effective Date, be deemed to refer to the applicable section number set forth in the right hand column above.

     (b) Sections 2.26, 2.27 and 2.28 of the Existing Credit Agreement are hereby deleted therefrom.

     4.12 New Section 2.19. The following new Section 2.19 shall be inserted in the Agreement:

          2.19 Amendment Fee. An Amendment Fee of $300,000 shall be paid by the Borrowers to the Agent for the ratable benefit of the Banks and in accordance with each Bank's Commitment Percentage as follows: (i) $50,000 on the Third Amendment Effective Date; and (ii) $250,000 on the earlier to occur of the Termination Date or the date on which the Bank Debt is paid in full. The foregoing $250,000 fee is earned on the Third Amendment Effective Date.

     4.13 New Section 2.20 of the Credit Agreement. The following new Section
2.20 shall be inserted in the Agreement:

          2.20 Overadvance Commitments.

          (a) Tranche A Overadvance Loans. Subject to the terms and conditions hereof, each Overadvance Bank severally agrees to make revolving credit loans (the "Tranche A Overadvance Loans") to the Borrowers on a joint and several basis from time to time during the Overadvance Commitment Period which Tranche A Overadvance Loans may be borrowed, repaid and reborrowed in accordance with the terms of this Agreement. The Tranche A Overadvance Loans shall not, at any time, exceed $4,000,000 in the aggregate and each Overadvance Bank's obligation to make Tranche A Overadvance Loans shall be limited by the amount of such Bank's Tranche A Overadvance Commitment, provided, however, that no Tranche A Overadvance Loan shall be made if, after giving effect to the making of such Loan, the aggregate amount of the Tranche A Overadvance Exposure of all Overadvance Banks would exceed the aggregate amount of the Tranche A Overadvance Commitments of all the Overadvance Banks. The Tranche A Overadvance Loans are being made to enable the Borrowers to make payments as set forth in the Budget. The Borrowers shall not utilize the Tranche A Overadvance Loans to make any expenditure which is not a Budgeted Expense as set forth in the Budget, or which is not set forth on a revised and updated Budget that has been preapproved by the Required Overadvance Banks in their reasonable discretion. The Tranche A Overadvance Commitments may be terminated or reduced by the Borrowers from time to time, without penalty or premium.

          (b) Tranche B Overadvance Loans. Subject to the terms and conditions hereof, each Overadvance Bank severally agrees to make revolving credit loans (the "Tranche B Overadvance Loans") to the Borrowers on a joint and several basis from time to time during the Overadvance Commitment Period which Tranche B Overadvance Loans may be repaid and reborrowed in accordance with the terms of this Agreement. The Tranche B Overadvance Loans shall not, at any time, exceed $1 million in the aggregate and each Overadvance Bank's obligation to make Tranche B Overadvance Loans shall be limited by the amount of such Bank's Tranche B Overadvance Commitment, provided, however, that no Tranche B Overadvance Loan shall be made if, after giving effect to the making of such Loan, the aggregate outstanding amount of the Tranche B Overadvance Loans of all the Overadvance Banks would exceed the aggregate amount of the Tranche B Overadvance Commitments of all the Overadvance Banks, and provided, further, that notwithstanding anything to the contrary contained herein, the Borrowers may not borrow Tranche B Overadvance Loans unless at such time there remains no further availability under the Tranche A Overadvance Commitments. Further, the Tranche B Overadvance Loans are being made to enable the Borrowers to make payments as set forth in the Budget. The Borrowers shall not utilize the proceeds from Tranche B Overadvance Loans to make any expenditure which is not set forth in the Budget, or which is not set forth on an updated and revised Budget that has been approved by the Required Overadvance Banks in their reasonable discretion. The Tranche B Overadvance Commitments may be terminated or reduced by the Borrowers from time to time, without penalty or premium.

     (c) Interest. Subject to the provisions of subsection 2.14 hereof, each Tranche A Overadvance Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may
be) at a rate per annum equal to the Base Rate plus the Applicable Margin applicable to Tranche A Overadvance Loans. Subject to the provisions of subsection 2.14 hereof, each Tranche B Overadvance Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin applicable to Tranche B Overadvance Loans. Interest on all Overadvance Loans shall be due and payable monthly by the Borrowers to the Banks on the last day of each month and shall be automatically withdrawn by the Agent from the Borrowers' account with the Agent and thereafter distributed by Agent to Overadvance Banks in accordance with their respective Overadvance Commitment Percentages.

     (d) Tranche A Overadvance Notes. The Tranche A Overadvance Loans made by each Overadvance Bank shall be evidenced by a promissory note of the Borrowers, substantially in the same form as Exhibit "A-1" attached hereto, with appropriate insertions as to payee, date and principal amount (each a "Tranche A Overadvance Note"), payable to the order of such Overadvance Bank in the principal amount equal to the amount of the Tranche A Overadvance Commitment of such Bank. Each Overadvance Bank is hereby authorized to record the date and amount of each Tranche A Overadvance Loan made by such Bank and the date and amount of each payment of principal thereof on a schedule annexed to and constituting part of its Tranche A Overadvance Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of any Overadvance Bank to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrowers hereunder or under such Tranche A Overadvance Note. Each Tranche A Overadvance Note shall (i) be dated the date of the Third Amendment Effective Date, (ii) be stated to mature on the Termination Date, (iii) provide for the payment of interest in accordance with this Agreement and (iv) provide such other terms as deemed necessary by the Overadvance Banks.

     (e) Tranche B Overadvance Notes. The Tranche B Overadvance Loans made by each Overadvance Bank shall be evidenced by a promissory note of the Borrowers, substantially in the same form as Exhibit "A-2" attached hereto, with appropriate insertions as to payee, date and principal amount (a "Tranche B Overadvance Note"), payable to the order of such Bank in the principal amount equal to the amount of the Tranche B Overadvance Commitment of such Bank. Each Overadvance Bank is hereby authorized to record the date and amount of each Tranche B Overadvance Loan made by such Bank and the date and amount of each payment or prepayment of principal thereof on a schedule annexed to and constituting part of its Tranche B Overadvance Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of any Overadvance Bank to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrowers hereunder or under such Tranche B Overadvance Note. Each Tranche B Overadvance Note shall (i) be dated the date of the Third Amendment Effective Date, (ii) be stated to mature on the Termination Date, (iii) provide for the payment of interest in accordance with this Agreement and (iv) contain such other provisions deemed necessary by the Overadvance Banks.

     (f) Issuance of Letters of Credit under Tranche A Overadvance Commitments. Subject to the terms and limitations of this Agreement, an Issuing Bank, in reliance upon the agreements of the Overadvance Banks set forth in subsection 2.7(a) of this Agreement, shall issue letters of credit ("Letters of Credit") for the account of Borrowers in such form as may be approved from time to time by such Issuing Bank, provided, that the amounts available to be drawn under Letters of Credit shall reduce the availability under the Tranche A Overadvance Commitments on a dollar for dollar basis and further provided that the face amount of all Letters of Credit shall not exceed, in the aggregate, $1,500,000 and no Letter of Credit shall be issued if, after giving effect thereto, the amount of Tranche A Overadvance Exposure would exceed the aggregate amount of Tranche A Overadvance Commitments in effect at such time. Any such Letter of Credit issued by an Issuing Bank shall (i) be denominated in Dollars and shall be a standby letter of credit, (ii) expire no later than three days prior to the Termination Date, (iii) be subject to the Uniform Customs and Practices Act, and to the extent not inconsistent therewith, the laws of the Commonwealth of Pennsylvania. An Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by any applicable Requirement of Law.

     (g) Fees in respect of Letters of Credit. The Borrowers shall pay to the Agent, for the account of the Overadvance Banks (including the Issuing Banks) pro rata according to their respective Overadvance Commitment Percentages, a letter of credit commission with respect to each Letter of Credit, at the rate of 2% per annum on the daily average undrawn face amount of such Letter of Credit (computed on the basis of the actual number of days such Letter of Credit is outstanding in a year of 360 days). Such commissions shall be payable in arrears on the last Business Day of each March, June, September and December to occur after the date of issuance of each Letter of Credit, and on the Termination Date or such earlier date as the Overadvance Commitment is terminated, and shall be nonrefundable. The Borrowers shall also pay to each Issuing Bank, in respect of each Letter of Credit issued by such Issuing Bank, a fronting fee for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit computed at the rate of 1/8% per annum on the daily average undrawn face amount of such Letter of Credit (computed on the basis of the actual number of days such Letter of Credit is outstanding in a year of 360 days). The fees described in the preceding sentence shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the Termination Date or such earlier date as the Overadvance Commitment is terminated, and shall be nonrefundable. In addition to the foregoing fees and expenses, the Borrowers shall pay the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

     (h) Other Provisions Pertaining to Letters of Credit Issued Under Tranche A Overadvance Commitment. Section 2.5 of this Agreement shall pertain to all Letters of Credit issued under the Tranche A Overadvance Commitment, except that the reference therein to Section 2.4(a) is amended and restated to refer to
Section 2.20(f) and (g). Section 2.6 of the Agreement shall be deleted. Section
2.7 of this Agreement shall pertain to all Letters of Credit issued under the Tranche A Overadvance Commitment, except that the term "Commitment Percentage" shall be deleted where it appears and shall be replaced by the term "Overadvance Commitment Percentage". Sections 2.8, 2.9, 2.10 and 2.11 of this Agreement shall pertain to all Letters of Credit issued under the Tranche A Overadvance Commitment except that the reference in Section 2.9 to Section 2.6 shall be deleted.

     (i) Overadvance Commitment Fee. An Overadvance Commitment Fee of $50,000 shall be paid by the Borrowers to the Overadvance Banks in accordance with their Overadvance Commitment Percentages on the Third Amendment Effective Date.

     (j) Making of Overadvance Loans/Compliance with Budget. The initial amount advanced under the Tranche A Overadvance Commitment by the Overadvance Banks shall be the lesser of (i) $2,500,000 million or (ii) the cash needs of the Borrowers during the initial four week period covered by and as shown on the Borrowers' initial Budget. Each Overadvance Loan shall be made by the Agent to the Borrowers for the ratable benefit of each Overadvance Bank (an "Agent Loan") and each Overadvance Bank agrees to reimburse the Agent a dollar amount equal to its Overadvance Commitment Percentage with respect to any Agent Loan in accordance with subsection 2.20(l) hereof. With respect to all Overadvance Loans following the initial Overadvance Loan, the Borrowers shall make a written borrowing request therefore (a "Borrowing Request") by giving the Agent (with a copy to each Overadvance Bank) irrevocable notice (which notice must be received by the Agent prior to 10:00 a.m., Philadelphia time, one Business Day prior to the requested Borrowing Date) specifying in the Borrowing Request: (a) the amount requested to be borrowed, (ii) the requested Borrowing Date, (c) whether the borrowing is a Tranche A Overadvance Loan or a Tranche B Overadvance Loan or a combination thereof, and the amount allocated to each. The Borrowing Request shall also contain a certification by the Borrowers' chief financial officer that the Borrowers are in compliance with all of the terms and conditions of this Agreement and that the amount requested in the Borrowing Request will be spent on Budgeted Expenses in accordance with the Budget then in effect. Overadvance Loans shall be made, and the proceeds of the Overadvance Loans shall be used by the Borrowers, solely to pay Budgeted Expenses in accordance with the Budget. So long as there exists Available Overadvance Commitments and the Borrowers are otherwise in compliance with the terms of the Agreement and are in compliance with the revenue side of their Cash Flow projections, the Borrowers may deviate with respect to any single Budgeted Expense by an amount up to 10% of the amount shown on the Budget for that Budgeted Expense, and may deviate as to all Budgeted Expenses, in the aggregate, in an amount up to 10% of such total Budgeted Expenses. Notwithstanding the foregoing, the Borrowers may deviate with respect to inventory purchase amounts by an amount up to 25% of the amount shown on the Budget for those types of Budgeted Expenses as a result of the effect of revenue sharing arrangements to which the Borrowers become a party after the date of the Budget.

     (k) Repayment of Overadvance Loans/Borrowers' Cash Management. Each day the Borrowers shall deposit all cash and other amounts received in the operation of their businesses in their operating accounts. To the extent practicable, the Borrowers shall maintain their operating accounts at branches of either the Agent or one of the other Banks. A complete list of the Borrowers' operating accounts is set forth on Schedule "III" attached hereto and made a part hereof. Any change in the Borrowers' operating accounts shall occur only after notice by the Borrowers to the Banks. Except for minimal amounts not to exceed $1000 per operating account, commencing on the Third Amendment Effective Date and at all times thereafter, the Borrowers shall transfer or cause the transfer each Business Day, of all cash and receipts received by any Borrower on the preceding Business Day into account no. 8611138793 located at the Agent (the "Concentration Account"). The Agent may, and the Borrowers hereby authorize the Agent to "sweep" the aforesaid Concentration Account each Business Day and to apply the "swept" funds to reduce the Overadvance Loans then outstanding. In the event that any fees or interest is due by the Borrowers to the Banks, the Agent and the Banks shall apply such funds first to the payment of such fees and interest and thereafter to the principal balance of the Overadvance Loans. In the event that the Concentration Account contains funds at a time when there are no Overadvance Loans outstanding and no other fees or interest is due and owing to the Banks hereunder, the Agent shall transfer the funds in the Concentration Account to the Borrowers' operating account at the Agent and the Borrowers may use such funds to pay their ordinary business expenses as set forth on the Budget.

            (l) Settlement. Each Agent Loan made hereunder shall be deemed an Overadvance Loan. The Agent shall not make any Agent Loan if the Agent shall have actual knowledge of the existence and continuation of an Event of Default. The Agent shall be deemed to have actual knowledge of an Event of Default only if it has received written notice from a Borrower or a Bank regarding the existence and continuation of an Event of Default. The Agent and each Overadvance Bank agrees (which agreement shall not be for the benefit of or enforceable by the Borrowers) to the following procedure regarding a settlement of the Agent Loans. The Agent shall notify the Overadvance Banks of each Agent Loan following the making of such Agent Loan. The Agent shall maintain a daily accounting of the Available Overadvance Commitments and the Overadvance Loans funded by each Overadvance Bank. On each Friday, or if any such Friday is not a Business Day, on the immediately succeeding Business Day (hereinafter a "Reporting Day"), during the Overadvance Commitment Period, the Agent shall report to each of the Overadvance Banks as to the amount of Agent Loans made during the week ending on such Reporting Day and the amount of the Borrowers' funds swept from the Concentration Account and applied to the Overadvance Loans during the week ending on such Reporting Day and the amount, if any, of the Agent Loans which remain unfunded or underfunded by the Overadvance Banks (the "Underfunded Amount"). With respect to any Underfunded Amount existing on a Reporting Day, each Overadvance Bank agrees to immediately transfer to the Agent an amount equal to such Bank's Overadvance Commitment Percentage multiplied by such Underfunded Amount. In the event that there exists no Underfunded Amount because collected funds of the Borrowers for the week at issue were sufficient to pay down such Underfunded Amount and were also sufficient to reduce the funded portion of the Overadvance Loans (hereinafter, an "Overfunded Portion of the Overadvance Loans"), the Agent shall make payment to each of the Overadvance Banks of an amount equal to such Overadvance Bank's Overadvance Commitment Percentage multiplied by the Overfunded Portion of the Overadvance Loans. If and to the extent the Agent or any Overadvance Bank shall not have made payment as provided for in this Section, both the Agent and such Bank agree to repay the other forthwith on demand the amount to be paid together with interest thereon for each day past due at the Federal Funds Effective Rate, provided, that if such Bank shall not repay such amount within three Business Days from the due date, the interest rate on such overdue amount shall, at the expiration of such three Business Day period, be the rate per annum applicable to all Base Rate Tranche A Loans.

     4.14   New Section 2.21 of the Credit Agreement. The following new Section
2.21 shall be inserted in the Agreement:

            2.21   Priority of Overadvance Loans.

                   (a) Payment Priority. The Borrowers, the Agent and the Banks all agree that obligations of the Borrowers with respect to the Tranche A Loans and the Tranche B Loans (hereinafter in this Section 2.21, the "Existing Loans") shall be subordinate and subject in right of payment to the prior payment in full of all obligations of the Borrowers to the Overadvance Banks under the Overadvance Loans made pursuant to this Agreement, including, without limitation, all obligations of the Borrowers under the Overadvance Loans in respect of interest accruing before or after the commencement of any bankruptcy, insolvency, or similar proceedings with respect to any of the Borrowers, Each Bank, including those Banks that are not Overadvance Banks (hereinafter in this Section 2.21, an "NonOveradvance Bank") hereby expressly agrees that, except as and to the extent hereinafter provided, such Bank will not ask, demand, sue for, take or receive from the Borrowers or from any guarantor or surety of the Existing Loans or any portion thereof, by set-off or, or from the Collateral, or in any other manner, payment of, (and the Borrowers hereby agree that, except as, and to the extent hereinafter provided, they will not pay) the whole or any part of the Existing Loans, or any security therefor, unless or until all of the Overadvance Loans shall have been fully paid.

     (b) Mandatory Commitment Reductions, Interest Payments and Fees Permitted on Existing Loans. Anything in Subsection 2.21(a) to the contrary notwithstanding, the Borrowers may make (i) scheduled payments of interest and fees on the Existing Loans as provided in Sections 2.13 and 2.19, (ii) payments resulting from the application of tax refunds received by the Agent pursuant to that certain Assignment of Tax Refunds dated as of the Third Amendment Effective Date and (iii) scheduled principal reductions of the Tranche A Commitments and/or the Tranche B Commitments as set forth in Section 2.16(d), provided that, with respect to the payments described in clauses (i) and (iii) above, at the time of such payment and after giving effect to such payment no Default or Event of Default shall exist under the Agreement and the other Loan Documents.

     (c) Distributions. In furtherance of, and to make effective, the subordination provided for herein, each NonOveradvance Bank further agrees that in the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the Collateral or the proceeds thereof, to creditors of any Borrower by reason of the liquidation, dissolution or other winding up, partial or complete, of such Borrower or its business, or any sale, receivership, insolvency or bankruptcy proceedings, or assignment for the benefit of creditors, or any proceeding by or against any Borrower for any relief under any bankruptcy or insolvency law or laws related to the relief of debtors, the adjustment of indebtedness, arrangements, reorganizations, compositions, or extensions, then and in any such event: (i) any payment or distribution of any kind or character, whether in cash, securities or any other property which but this Section 2.21 would be payable or deliverable upon or with respect to any or all of the Existing Loans, shall instead be paid or delivered directly to the Agent for application to the Overadvance Loans, whether then due or not due, until the Overadvance Loans shall have first been fully paid and satisfied; and (ii) each NonOveradvance Bank hereby irrevocably authorizes and empowers the Agent to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor, and to file and/or vote claims and take other proceedings, in the name of the Agent or in the name of such NonOveradvance Bank, or otherwise, as the

Agent may reasonably deem necessary or advisable for the enforcement of these subordination provisions. The NonOveradvance Banks agree duly and promptly to take such action as may be reasonably requested by the Agent to assist in the collection of the Overadvance Loans for the account of the Overadvance Banks and hereby irrevocably authorize the Agent as attorney-in-fact for the NonOveradvance Banks to file appropriate proofs of claim in respect to the Existing Loans, and to execute such other powers of attorney, assignments of claim or other instruments as may be appropriate to enable the Agent to enforce any and all claims upon or with respect to the Existing Loans, and to collect and receive any and all payments and distributions which may be payable or deliverable at any time upon or with respect to the Existing Loans. Should any payment not permitted under Section 2.21(b) hereof or distribution of Collateral or proceeds of any Collateral be received by any NonOveradvance Bank upon or in respect of the Existing Loans prior to the payment in full of the Overadvance Loans, such NonOveradvance Bank will forthwith deliver the same to the Agent in precisely the form received (except for the endorsement or assignment of the NonOveradvance Bank where necessary) for application on the Overadvance Loans, whether then due or not due, and, until so delivered, the same shall be held in trust by any such NonOveradvance Bank as property of the Overadvance Banks. In the event of the failure of any NonOveradvance Bank to make any such endorsement or assignment, the Agent, or any of its officers or employees, are hereby irrevocably appointed as attorney-in-fact for such NonOveradvance Bank and are authorized to make such endorsement or assignment on behalf of the NonOveradvance Bank. Notwithstanding the foregoing, upon the institution of proceedings by the Agent to collect the Overadvance Loans, the Agent and/or the NonOveradvance Banks may institute proceedings or take such other action as they deem necessary to collect the Existing Loans, provided that all funds resulting therefrom are applied to reduce and satisfy the Overadvance Loans prior to being applied to reduce the Existing Loans.

     4.15 Amendments to former Section 2.24(a) of the Existing Credit Agreement/Pro Rata Treatment of Loans and Payments. Subsection 2.26(a) of the Agreement (Subsection 2.24(a) of the Existing Credit Agreement) is hereby amended and restated in its entirety as follows:

     "Except as required under subsection 2.22, each borrowing by the Borrowers hereunder, each payment or prepayment of principal of the Loans, each payment of interest on the Loans, and each reduction of the Commitments, shall be made pro rata among the Banks in accordance with their respective Existing Commitment Percentages and Overadvance Commitment Percentages as appropriate."

                                   SECTION V
                AMENDMENTS TO SECTION 5. OF THE EXISTING CREDIT
                        AGREEMENT/AFFIRMATIVE COVENANTS

     5.1 Amendment to Section 5.2(c) of the Existing Credit Agreement. Section 5.2(c) of the Existing Credit Agreement is amended and restated as follows:

          (c) Within 25 days after the end of each month, a certificate of a Responsible Officer of the Company setting forth the Consolidated Net Worth of the Company and, within 25 days after the last day of each fiscal quarter, a certificate of a Responsible Officer of the Company setting forth the OCF of the Company as of the last day of such quarter and measured in accordance with Section 6.1(b) hereof; each such certificate shall be accompanied by a summary or other appropriate backup materials demonstrating the computations or methods used in preparing the certificates.

     5.2 Amendment to Section 5.15 of the Existing Credit Agreement. Section
5.15 of the Existing Credit Agreement is amended and restated as follows:

          Good Standing. Within thirty (30) days of the Third Amendment Effective Date cause West Coast Entertainment Corporation to become in good standing in the State of Delaware. Within ninety (90) days of the Third Amendment Effective Date cause Palmer Video Corporation to become in good standing in the State of New Jersey and to be qualified to transact business as a foreign corporation in the State of New York.

     5.3 New Section 5.16 of the Agreement. The following new Section 5.16 shall be inserted in the Agreement:

          5.16 Updated Budgets. Furnish to the Agent and the Banks:

               (a) Commencing on January 15, 1999 and on every other successive Friday thereafter (or if such Friday is not a Business Day, then on the next succeeding Business Day), an updated Budget and Cash Flow which projects the revenues and Budgeted Expenses of the Borrowers for the next Budgeted Period and which is in a form substantially similar to the form attached to the Third Amendment as Exhibit "B". Each Budget following the initial Budget shall not, without the prior consent of the Required Overadvance Banks, restate and amend the Budgeted Expenses for the weeks covered in prior Budgets, except to the extent necessary to incorporate actual variances in cash received. Notwithstanding the foregoing, the Banks acknowledge that changes will be made to the initial Budget and Cash Flow as a direct result of the Borrowers entering into revenue sharing agreements with certain of their vendors after the date of the initial Budget. All such changes must be in form and content acceptable to the Required Overadvance Banks, or if there are no Overadvance Loans outstanding and the Overadvance Commitments have expired, by the Required Banks;

               (b) on Wednesday of each week until the Bank Debt is fully paid, a written report in a form acceptable to the Agent and the Banks relating to the week ending on the immediately preceding Friday, which report shall (i) set forth the manner in which Overadvance Loans and any other funds in the Borrowers' possession have been applied, and (ii) compares the projected Cash Flow and Budgeted Expenses of the Borrowers on the Budget for such week with the actual Cash Flow and actual expenditures of the Borrowers during such week, together with a reasonable explanation of the variances, if any, between the Borrowers' actual and projected performance. Each report shall be certified by the chief financial officer of the Company; and

          (c) on April 1, 1999, a Cash Flow projection, in form and content acceptable to the Required Overadvance Banks, covering the time period from July 1, 1999 through the Termination Date.

     5.4 New Section 5.17 of the Agreement. The following new Section 5.17 shall be inserted in the Agreement;

          5.17 Deposit Accounts. Maintain at all times, to the extent practicable, operating and other bank accounts with branches of either the Agent or the Banks; deposit, to the extent practicable, all cash and checks in operating accounts with the Agent or the Banks as and when such cash and checks are received by the Borrowers; and assist the Agent in making all arrangements and obtaining all agreements or other documents necessary to (i) cause funds of the Borrowers held at banks other than the Banks to be held in blocked accounts to the extent requested by the Agent and (ii) accomplish the transfer, on a daily basis, of funds held in all of Borrowers' operating accounts to the Borrowers' Concentration Account at the Agent.

     5.5 New Section 5.18 of the Agreement. The following new Section 5.18 shall be inserted in the Agreement:

          5.18 Landlord Waivers. Notwithstanding anything to the contrary contained in Section 6.16 hereof, upon the reasonable request of the Agent from time to time, use their best efforts to obtain landlord waivers, in form and substance satisfactory to the Agent, from the owners of any real property leased by the Borrowers or any Subsidiary where any of the Borrowers' Inventory (as defined in the Security Agreement) is located.

     5.6 New Section 5.19 of the Agreement. The following new Section 5.19 shall be inserted in the Agreement:

          5.19 Sale/Refinance of the Company. Use their best efforts to achieve the goals set forth on the statement attached hereto as Schedule "IV", by the dates set forth therein, including, without limitation those goals regarding either (i) the refinance of the Bank Debt or (ii) the sale of the Borrowers' businesses or assets for a sale price sufficient to repay the Bank Debt in full and, in connection with such sale or refinance efforts, report to, meet with and otherwise keep the Banks informed as to the Borrowers' progress and the progress of the Borrowers' investment banker/financial advisor in that regard; and advise the Agent and the Banks of all offers, written or oral, for the Borrowers' businesses or stock and of all commitments regarding a refinancing of the Bank Debt promptly following the Borrowers' receipt of any such offers and/or commitments.

     5.7 New Section 5.20 of the Agreement. The following new Section 5.20 shall be inserted in the Agreement:

          5.20 Turnaround Initiatives. Use their best efforts to implement the turnaround initiatives described on the Schedule attached hereto as Schedule "V".

     5.8 New Section 5.21 of the Agreement. The following new Section 5.21 shall be inserted in the Agreement:

          5.21 Additional Reporting; Monthly Meetings. In addition to the reporting requirements described herein, (i) provide to the Agent and the Banks (A) the reports and Budget as required in Section 5.16 above, and (B) any other information or report relating to the Borrowers financial condition or performance that the Agent or any Bank may reasonably request,
     (ii) meet with representatives of the Agent and the Banks at least one day each month, at a time and place deemed convenient for the Banks, to review the Borrowers' financial condition and performance, the most recent financial data, and the Borrower's efforts regarding the refinance of the Bank Debt or sale of the Borrowers' businesses or assets, and (iii) fully and completely cooperate with Banks' consultant, Deloitte & Touche Consulting Group LLC ("Deloitte Consulting"), regarding Deloitte Consulting's monitoring of Borrowers' financial condition and performance.

     5.9 New Section 5.22 of the Agreement. The following new Section 5.22 shall be inserted in the Agreement:

          5.22 Tax Refunds. On the Third Amendment Effective Date or thereafter, at the Agent's request, execute and complete all forms deemed necessary or desirable by the Agent in order that any and all tax refunds payable to the Borrower on account of the Borrower's federal income taxes will be paid directly to the Agent by the Internal Revenue Service.

     5.10 New Section 5.23 of the Agreement. The following new Section 5.23 shall be inserted in the Agreement:

          5.23  Warrants and Commitment Extension Fees.

          (a) On the Third Amendment Effective Date, the Company shall deliver to the Agent for the benefit of the Banks, a warrant to purchase up to 5% of the Company's capital stock at a price equal to 75% of the average bid price for such stock during the period of 15 trading days prior to the date such warrants are first exercisable as set forth below. The warrant shall be substantially in the same form as the warrant attached hereto as Exhibit "C" and shall be held by the Agent for the benefit of the Banks, in accordance with each Bank's share of the Loans. In the event that the Borrowers do not pay the Bank Debt in full on or prior to June 30, 1999, then the warrants may be exercised by the Banks at any time after June 30, 1999, provided, however, that if, before June 30, 1999, the Borrowers have obtained either a bona fide letter of intent regarding the sale of the businesses, assets or stock of the Borrowers or a firm commitment to refinance the Bank Debt with respect to a sale or refinance which will occur on or before September 30, 1999, then the date after which the warrant may be exercised shall be extended to September 30, 1999. If under the circumstances set forth in the immediately preceding sentence the Borrowers pay the Bank Debt in full on or before September 30, 1999, then the warrant shall become null and void.

          (b) In the event that the Borrowers do not pay the Bank Debt in full on or prior to June 30, 1999, then commencing on July 1, 1999 and on the first day of each subsequent month until the Bank Debt is paid in full, the Borrowers shall pay to the Banks, in accordance with each Bank's Commitment Percentage, a monthly Commitment Extension Fee in an amount equal to the Total Commitments as of the Third Amendment Effective Date multiplied by one hundred and forty-three (143) basis points, provided, however, that if, before June 30, 1999, the Borrowers have obtained either a bona fide letter of intent regarding the sale of the businesses, assets or stock of the Borrowers or a firm commitment to refinance the Bank Debt with respect to a sale or refinance which will occur on or before August 31, 1999, then the Commitment Extension Fees that would otherwise have accrued and been payable on July 1, 1999 and August 1, 1999 shall be deferred to and be payable on September 1, 1999 together with the Commitment Extension Fee that would otherwise be payable on that day. If under the circumstances set forth in the immediately preceding sentence the Borrowers pay the Bank Debt in full on or prior to August 31, 1999, then no Commitment Extension Fees shall be due and payable by the Borrowers. In the event that the Borrowers do not pay the Bank Debt in full on or prior to August 31, 1999, any Commitment Extension Fee incurred and deferred as a result of this provision shall be deemed earned on the day it first accrues and shall become part of the Bank Debt on that day.

                                   SECTION VI
                AMENDMENTS TO SECTION 6. OF THE EXISTING CREDIT
                         AGREEMENT/NEGATIVE COVENANTS

     6.1 Amendment to Section 6.1 of the Existing Credit Agreement. Section 6.1 of the Existing Credit Agreement is amended and restated as follows:

          6.1 Financial Condition Covenants.

               (a) Maintenance of Net Worth. Permit Consolidated Net Worth on any day to be less than $83,000,000; provided however that Borrowers may take a one-time adjustment with regard to their rental videocassette inventory so long as such adjustment is effected during the fiscal quarter ending January 31, 1999 and further provided that Borrower's Consolidated Net Worth on the day such adjustment is taken is at minimum $70,000,000.

          (b) Minimum OCF. Permit OCF to be less than $9,000,000 for any period of four consecutive quarters, provided that, for purposes of this Section 6.1(b), when calculating OCF there shall be excluded (without duplication of any other applicable exclusion) from Consolidated Net Income any subtraction for operating losses during such period, if any, attributable to the discontinuance of operations at the locations set forth on the schedule attached hereto as Schedule VI.

     6.2  Amendment to Section 6.3(c)(ii) of the Existing Credit Agreement.
Section 6.3(c)(ii) of the Existing Credit Agreement is amended and restated as follows:

          (c) Indebtedness (i) listed on Schedule 6.3, and renewals, extensions and modifications thereof which do not increase the principal amount thereof or otherwise significantly change the terms thereof unless otherwise specified in schedule 6.3 and (ii) Indebtedness under Capital Leases or secured by Purchase Money Security Interests in an aggregate amount for both clauses (i) and (ii) above not exceeding in the aggregate $3,500,000.

     6.3 Payment of Expenses Which are not Budgeted Expenses/Deviation from Budget. The following new Section 6.17 is inserted into the Agreement:

          6.17 Payments that are not Budgeted Expenses. Make any payment that is not a Budgeted Expense or deviate from the Budget, provided that:
     Borrowers may increase an expenditure with respect to a Budgeted Expense for any period so long as the increase is not in an amount greater than 10% of the amount set forth for such Budgeted Expense on the Budget for such period, and Borrowers may increase the amount of all Budgeted Expenses from the amount shown on the Budget for any period so long as such increase is not greater than 10% of the total amount shown for all such Budgeted Expenses on the Budget for such period and further provided that with respect to Budgeted Expenses which are inventory purchases, the Borrowers may deviate from the amount shown on the Budget with respect to such Budgeted Expenses by an amount up to 25% of the amount shown, if such deviation is the result of revenue sharing arrangements to which the Borrowers become a party after the date of the Budget.


                                  SECTION VII
                 AMENDMENTS TO SECTION 7. OF THE EXISTING CREDIT
                          AGREEMENT/EVENTS OF DEFAULT

     7.1 New Subsection 7.1(n) of the Existing Credit Agreement. The following new Subsection 7.1(n) shall be inserted in the Agreement:

          (n) At any time, any Borrower is in default of a real property lease which lease is material to such Borrower's business and which could result in a material adverse change in the Borrower's business and the landlord of the property covered by such lease has initiated action which could result in the removal of such Borrower from the premises or has accelerated the rent under the lease.


                                  SECTION VIII
                AMENDMENTS TO SECTION 9. OF THE EXISTING CREDIT
                                 MISCELLANEOUS

          8.1 Amendment to Subsection 9.1 of the Existing Credit Agreement. Subsection 9.1 of the Existing Credit Agreement is amended by adding to it the following language:

          "Notwithstanding the foregoing, with respect to the terms of this Agreement and the other Loan Documents relating to Overadvance Loans and the Overadvance Notes, (i) written waivers, amendments, supplements, modifications related to the Budget may be accomplished with the consent of only the Required Overadvance Banks, and (ii) written waivers, amendments, supplements, modifications related to all other terms of the Overadvance Loans the may be accomplished with the consent of only all Overadvance Banks."

          8.2 Amendment to Subsection 9.2 of the Existing Credit Agreement. Subsection 9.2 of the Existing Credit Agreement is amended by restating the addresses of the Agent as follows:


          The Agent:         PNC Capital Recovery Corp.
                             249 Fifth Avenue
                             Pittsburgh, PA 15222-2707
                             Attention: Thomas J. McCool, Senior Vice President
                             Telecopy: 412-762-4157

                             PNC Bank, N.A.
                             Special Assets Division
                             1600 Market Street, 11th Floor
                             Philadelphia, PA 19103
                             Attention: William R. Breisch, Vice President
                             Telecopy: (215) 585-8391

           With a Copy to:   Duane, Morris & Heckscher
                             One Liberty Place
                             Philadelphia, PA 19103-7396
                             Attention: Claudia Z. Springer, Esquire
                             Telecopy: (215) 979-1020

     8.3 Amendment to Subsection 9.6 of the Existing Credit Agreement. (a) Subsection 9.6(b) of the Existing Credit Agreement is amended to provide that the Borrowers' consent shall not be required before any Bank may sell or assign all or any part of its interests, rights and obligations under the Agreement, the Notes and in the Loan Documents. Subsection 9.6(b) is further amended by adding to it the following language:

     "Notwithstanding the foregoing, a Bank may not sell or assign to any other bank or financial institution or to any other third party any part of its Commitments or its interest in the Loans unless it simultaneously sells or assigns to the same third party a proportionate amount of its Tranche A Commitment and the Tranche A Loans, Tranche B Commitment and Tranche B Loans, and, if applicable, Overadvance Commitment and Overadvance Loans."

     (b) Subsection 9.6(j) is hereby deleted in its entirety.

                                   SECTION IX
                             RELEASE AND INDEMNITY

     Recognizing and in consideration of the Banks' and the Agent's agreement to the amendments set forth in this Third Amendment, each Borrower hereby waives and releases the Banks and the Agent and their officers, attorneys, agents, and employees from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that such Borrower ever had or now has against any of them arising out of or relating to any Bank's or the Agent's acts or omissions with respect to this Third Amendment, the Agreement, the other Loan Documents or any other matters described or referred to herein or therein. Each Borrower further hereby agrees to indemnify and hold the Agent and the Banks and their officers, attorneys, agents, and employees harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against the Banks or the Agent or any of them on account of anything arising out of this Third Amendment, the Agreement, the other Loan Documents or any other document delivered pursuant thereto up to and including the date hereof; provided that, no Borrower shall have any obligation hereunder to the Agent or any Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or such Bank.

                                   SECTION X
                         REPRESENTATIONS AND WARRANTIES

     Each of the Borrowers hereby represents and warrants to the Agent and the Banks that:

     10.1 No Default. The Existing Defaults were the only Defaults or Events of Default existing under the Existing Credit Agreement. After giving effect to this Third Amendment, there exits no Default or Event of Default under the Agreement;

     10.2 Representations and Warranties. The representations and warranties made in the Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof; and

     10.3 Amendment Authorized and Enforceable. The execution and delivery by each of the Borrowers of this Third Amendment and all other documents and instruments related hereto or required herein has been duly authorized by all requisite action on behalf of the Borrowers, and this Third Amendment and such all other such documents and instruments constitute the legal, valid and binding obligation of each Borrower, enforceable against each of them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).


                                   SECTION XI
                              CONDITIONS PRECEDENT

     The following conditions shall have occurred or shall exist in order for this Third Amendment to be deemed in effect and binding upon the parties hereto:

     11.1 Execution. All of the parties hereto, where required, shall have executed originals or counterparts of this Third Amendment and all other documentation required herein and shall have delivered same to the Agent;

     11.2 Documents. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transaction contemplated by this Third Amendment shall be satisfactory in form and substance to the Agent, and the Agent shall have received such other documents (which shall include, without limitation, resolutions of each Borrower's Board of Directors authorizing each such Borrower to execute, deliver and perform under the Agreement as amended by this Third Amendment and any other document or instrument to be executed and delivered by such corporation, an incumbency certificate executed by the officers of each Borrower, certificates of no change or certified copies, as appropriate, of each Borrower's articles of incorporation and by-laws, and, except for the Company and Palmer Video Corporation, current good standing certificates for each Borrower certified by the Office of the Secretary of State of the state of the Borrower's incorporation) in respect of any aspect or consequences of the transactions contemplated hereby or by the Loan Documents as it shall reasonably request;

     11.3 Representations and Warranties True and Correct. Each of the representations and warranties made in the Agreement shall, after giving effect to this Third Amendment, be true and correct in all material respects;

     11.4 No Events of Default. No Default or Event of Default shall, after giving effect to this Third Amendment, have occurred or be continuing;

     11.5 Fees and Expenses. The Borrowers shall have paid all of the Agent's reasonable out-of-pocket fees and expenses incurred in connection with the preparation, negotiation and execution of this Third Amendment, including, without limitation, the reasonable fees and expenses Duane, Morris & Heckscher LLP and Deloitte Consulting. Borrowers shall also have paid for the ratable benefit of the Banks and the Amendment Fee and Overadvance Commitment Fee provided for in Sections 2.19 and 2.20(i) of the Agreement;

     11.6 Opinion of Counsel. The Agent and the Banks shall have received an opinion of counsel for the Borrowers in form and substance acceptable to the Agent and the Banks; and

     11.7 Budget and Reports. The Borrowers shall have delivered to the Agent and the Banks the initial Budget and Cash Flow in form and substance acceptable to the Banks and all other reports, financial statements and projections for the Borrowers that are reasonably required by the Agent and the Banks.

     11.8 List of Store Locations. The Borrowers shall have delivered to the Agent and the Banks a complete and updated list of all store locations currently operated or leased by the Borrowers.

                                  SECTION XII
                                 MISCELLANEOUS

     12.1 Limited Effect. Except as expressly amended and waived by this Third Amendment, the Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms. To the extent that any existing provision of the Agreement is inconsistent with the specific provisions of this Third Amendment, the provisions of this Third Amendment shall control. Notwithstanding the foregoing, reference to this Third
Amendment need not be made in the Agreement, or in any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

     12.2 Additional Action. The Borrowers the Agent agree to take such further action to execute and deliver to each other such additional agreements, instruments and documents as may reasonably be required to carry out the purposes of this Third Amendment.

     12.3 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     12.4 Successor and Assigns. The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the Borrowers, the Agent and the Banks and their respective successors and assigns.

     12.5 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

     12.6 Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

     12.7 Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        WEST COAST ENTERTAINMENT CORPORATION

                                        By: /s/ T. Kyle Standley
                                            ------------------------------------
                                            Name: T. Kyle Standley
                                            Title: President

                                        VIDEOSMITH, INCORPORATED

                                        By: /s/ Ralph W. Standley
                                            ------------------------------------
                                            Name: Ralph W. Standley
                                            Title: President

                                        WEST COAST FRANCHISING COMPANY

                                        By: /s/ T. Kyle Standley
                                            ------------------------------------
                                            Name: T. Kyle Standley
                                            Title: President

                                        PALMER WEST COAST CORPORATION

                                        By: /s/ T. Kyle Standley
                                            ------------------------------------
                                            Name: T. Kyle Standley
                                            Title: President

                                        PALMER VIDEO CORPORATION

                                        By: /s/ T. Kyle Standley
                                            ------------------------------------
                                            Name: T. Kyle Standley
                                            Title: President